UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 29, 2007

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director

(d) On March 29, 2007, General John P. Jumper (USAF Retired) was elected as a director of SAIC, Inc. (the “Company”) to fill a vacancy on the Board of Directors, effective June 8, 2007.

General Jumper retired from the United States Air Force, effective November 1, 2006. From September 2001 through November 2006, General Jumper was Chief of Staff of the United States Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of active-duty, guard, reserve and civilian forces serving in the United States and overseas. As a member of the Joint Chiefs of Staff, General Jumper functioned as a military advisor to the Secretary of Defense, National Security Council and the President. Prior to that service, General Jumper held numerous positions with the United States Air Force, including serving as Commander, Air Combat Command, commanding U.S. Air Forces in Europe and Allied Air Forces Central Europe, serving as Senior Military Assistant to the Secretary of Defense and commanding an F-16 fighter squadron and two fighter wings.

In connection with his election, General Jumper will be entitled to receive the standard remuneration provided to the Company’s non-management directors. This remuneration includes (i) an annual cash retainer in the amount of $50,000, (ii) fees of $1,500 for each meeting of the Board that he attends and $2,000 for each meeting of any committee of which he is a member that he attends, (iii) an inducement stock grant consisting of 3,000 shares of our class A preferred stock and (iv) an annual grant of options and shares of vesting stock. General Jumper has not yet been appointed to any committees of the Board of Directors.

There are no related party transactions between General Jumper and the Company that are required to be disclosed pursuant to the requirements of Item 404(a) of Regulation S-K.

Approval of Fiscal 2008 Cash Incentive Award Targets

(e) On March 29, 2007, the Compensation Committee of the Board of Directors finalized and approved certain performance goals and targets applicable to cash incentive awards that the Company’s executive officers are eligible to earn for the fiscal year ending January 31, 2008 (“Fiscal 2008”) under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). Target bonuses for executive officers were set as a target amount, which range up to 125% of base salary, depending on the executive officer’s position with the Company.

For the Company’s Chief Executive Officer, Chief Financial Officer and other members of senior corporate management, 70% of the total target award will be determined according to the Company’s achievement of the following financial performance goals for Fiscal 2008, as measured against the Company’s financial plan: 30% will depend upon the Company’s revenue, 30% will depend upon the Company’s operating income, 20% will depend upon the Company’s operating cash flow and 20% will depend upon the level of the Company’s contract awards. The remaining 30% of the total target award will be based upon the achievement of certain individual performance objectives.

For the Company’s Group Presidents, 30% of the total target award will be determined according to the Company’s achievement of the financial performance goals set forth above. Another 50% of the total target award will be determined according to his or her respective group’s achievement of the following financial performance goals for Fiscal 2008, as measured against the Company’s financial plan: 30% will depend upon the particular group’s revenue, 30% will depend upon the particular group’s operating income before taxes, 20% will depend upon certain average days working capital and 20% will depend upon the level of the Company’s contract awards. The remaining 20% of the total target award will be based upon the achievement of certain individual performance objectives.

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Actual amounts payable under the 2006 Plan can range from 0 to 150% of the target amount, based upon the extent to which performance under each of the foregoing criteria meets, exceeds or is below target.

Item 8.01	Other Events

Modification to Greek Contract

On April 4, 2007, the Company announced that it had entered into a modification to its firm–fixed–price contract with the Hellenic Republic of Greece to provide a C4I (Command, Control, Communications, Coordination and Integration) System to support the 2004 Athens Summer Olympic Games. A copy of the press release announcing the execution of the modification is attached to this report as Exhibit 99.1, which is incorporated herein by reference.

2007 Annual Meeting of Stockholders

On March 30, 2007, the Board of Directors approved the holding of our 2007 Annual Meeting of Stockholders on Friday, June 8, 2007, at 1:00 p.m. (local time) at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia. Matters to be presented to stockholders for approval at the Annual Meeting will include the election of directors, the amendment of the Company’s certificate of incorporation to (among other things) eliminate the classification of the Company’s Board of Directors so that its directors are elected on an annual basis, the ratification of the Company’s independent registered public accountants for Fiscal 2008 and other matters that will be set forth and described in a notice of meeting, proxy statement and form of proxy to be distributed to stockholders in advance of the Annual Meeting.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated April 4, 2007 issued by SAIC, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: April 4, 2007	By:	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Senior Vice President
General Counsel and Secretary

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